Exhibit 10.2

THE TIMKEN COMPANY

Time-Based Restricted Stock Unit Agreement

WHEREAS,             (“Grantee”) is an employee of The Timken Company (the “Company”) or a Subsidiary; and

WHEREAS, the grant of Restricted Stock Units evidenced hereby was authorized by a resolution of the Compensation Committee (the “Committee”) of the Board that was duly adopted on             , and the execution of a Restricted Stock Unit Agreement in the form hereof (this “Agreement”) was authorized by a resolution of the Committee duly adopted on             .

NOW, THEREFORE, pursuant to The Timken Company 2011 Long-Term Incentive Plan (the “Plan”) and subject to the terms and conditions thereof and the terms and conditions hereinafter set forth, the Company hereby confirms to Grantee the grant, effective             (the “Date of Grant”), of             Restricted Stock Units (the “RSUs”). All terms used in this Agreement with initial capital letters that are defined in the Plan and not otherwise defined herein shall have the meanings assigned to them in the Plan.

1.	Payment of RSUs. The RSUs will become payable if the Restriction Period lapses and Grantee’s right to receive payment for the RSUs becomes nonforfeitable (“Vest,” “Vesting” or “Vested”) in accordance with Section 3 and Section 4 of this Agreement.

2.	RSUs Not Transferrable. None of the RSUs nor any interest therein or in any Common Shares underlying such RSUs will be transferable other than by will or the laws of descent and distribution prior to payment.

3.	Vesting of RSUs. Subject to the terms and conditions of Section 4 and Section 5 of this Agreement, the RSUs will Vest (a) to the extent of one-quarter (1/4) of the RSUs after Grantee shall have been in the continuous employ of the Company or a Subsidiary for one full year from the Date of Grant and (b) to the extent of an additional one-quarter (1/4) of the RSUs after each of the next three successive years thereafter during which Grantee shall have been in the continuous employ of the Company or a Subsidiary. For purposes of this Agreement, the continuous employment of Grantee with the Company or a Subsidiary will not be deemed to have been interrupted, and Grantee shall not be deemed to have ceased to be an employee of the Company or a Subsidiary, by reason of the transfer of Grantee’s employment among the Company and its Subsidiaries.

4.	Alternative Vesting of RSUs. Notwithstanding the provisions of Section 3 of this Agreement, and subject to the payment provisions of Section 6 hereof, the RSUs will Vest earlier than the times provided for in Section 3 under the following circumstances:

(a)	Death or Disability: If Grantee should die or become permanently disabled while in the employ of the Company or a Subsidiary, then the RSUs will immediately Vest in full. If Grantee should die or become permanently disabled during the period that Grantee is deemed to be in the continuous employ of the Company or a Subsidiary pursuant to Section 4(b), 4(d) or 4(e), then the RSUs will immediately Vest in full, except that to the extent that Section 4(e) applies, the RSUs will immediately Vest only to the extent that the RSUs would have become Vested during the severance period. For purposes of this Agreement, “permanently disabled” means that Grantee has qualified for long-term disability benefits under a disability plan or program of the Company or, in the absence of a disability plan or program of the Company, under a government-sponsored disability program and is “disabled” within the meaning of Section 409A(a)(2)(C) of the Code.

(b)	Retirement: If Grantee should retire with the Company’s consent, then Grantee shall Vest in the RSUs in accordance with the terms and conditions of Section 3 as if Grantee had remained in the continuous employ of the Company or a Subsidiary from the Date of Grant until the end of the four-year period described in Section 3 or the occurrence of a circumstance referenced in Section 4(a) or Section 4(c), whichever occurs first. For purposes of this Agreement, “retire with the Company’s consent” means: (i) the retirement of Grantee prior to age 62 under a retirement plan of the Company or a Subsidiary, if the Board or the Committee determines that Grantee’s retirement is for the convenience of the Company or a Subsidiary; or (ii) the retirement of Grantee at or after age 62 under a retirement plan of the Company or a Subsidiary.

(c)	Change in Control:

(i)	Upon a Change in Control occurring during the Restriction Period while Grantee is an employee of the Company or a Subsidiary, to the extent the RSUs have not been forfeited, the RSUs will immediately Vest in full (except to the extent that a Replacement Award is provided to Grantee for the RSUs). If Grantee is deemed to be in the continuous employ of the Company or a Subsidiary pursuant to Section 4(b), 4(d) or 4(e), upon a Change in Control during the Restriction Period, then the RSUs will immediately Vest in full, except that to the extent that Section 4(e) applies, the RSUs will Vest only to the extent that the RSUs would have become Vested during the severance period.

(ii)	For purposes of this Agreement, a “Replacement Award” means an award (A) of restricted stock units, (B) that has a value at least equal to the value of the RSUs, (C) that relates to publicly traded equity securities of the Company or its successor in the Change in Control (or another entity that is affiliated with the Company or its successor following the Change in Control), (D) the tax consequences of which, under the Code, if Grantee is subject to U.S. federal income tax under the Code, are not less favorable to Grantee than the tax consequences of the RSUs, (E) that vests in full upon a termination of Grantee’s employment with Company or its successor in the Change in Control (or another entity that is affiliated with the Company or its successor following the Change in Control) for Good Reason by Grantee or without Cause by such employer within a period of two years after the Change in Control, and (F) the other terms and conditions of which are not less favorable to Grantee than the terms and conditions of the RSUs (including the provisions that would apply in the event of a subsequent Change in Control). A Replacement Award may be granted only to the extent it conforms to the requirements of Treasury Regulation 1.409A-3(i)(5)(iv)(B) or otherwise does not result in the RSUs or Replacement Award failing to comply with Section 409A of the Code. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the RSUs if the requirements of the preceding sentence are satisfied. The determination of whether the conditions of this Section 4(c)(ii) are satisfied will be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.

(iii)	For purposes of Section 4(c)(ii), “Cause” will be defined not less favorably with respect to Grantee than: any intentional act of fraud, embezzlement or theft in connection with the Grantee’s duties with the Company, any intentional wrongful disclosure of secret processes or confidential information of the Company or a Subsidiary, or any intentional wrongful engagement in any competitive activity that would constitute a material breach of Grantee’s duty of loyalty to the Company, and no act, or failure to act, on the part of Grantee shall be deemed “intentional” unless done or omitted to be done by Grantee not in good faith and without reasonable belief that Grantee’s action or omission was in or not opposed to the best interest of the Company; provided, that for any Grantee who is party to an individual severance or employment agreement defining Cause, “Cause” will have the meaning set forth in such agreement. For purposes of Section 4(c)(ii), “Good Reason” will be defined to mean a material reduction in the nature or scope of the responsibilities, authorities or duties of Grantee attached to Grantee’s position held immediately prior to the Change in Control, a change of more than 60 miles in the location of Grantee’s principal office immediately prior to the Change in Control, or a material reduction in Grantee’s remuneration upon or after the Change in Control; provided, that no later than 90 days following an event constituting Good Reason Grantee gives notice to the Company of the occurrence of such event and the Company fails to cure the event within 30 days following the receipt of such notice.

(iv)	If a Replacement Award is provided, notwithstanding anything in this Agreement to the contrary, any outstanding RSUs which at the time of the Change in Control are not subject to a “substantial risk of forfeiture” (within the meaning of Section 409A of the Code) will be deemed to be Vested at the time of such Change in Control.

(d)	Divestiture: If Grantee’s employment with the Company or a Subsidiary terminates as the result of a divestiture, then Grantee shall Vest in the RSUs in accordance with the terms and conditions of Section 3 as if Grantee had remained in the continuous employ of the Company or a Subsidiary from the Date of Grant until the end of the four-year period described in Section 3 or the occurrence of a circumstance referenced in Section 4(a) or Section 4(c), whichever occurs first. For the purposes of this Agreement, the term “divestiture” shall mean a permanent disposition to a Person other than the Company or any Subsidiary of a plant or other facility or property at which Grantee performs a majority of Grantee’s services whether such disposition is effected by means of a sale of assets, a sale of Subsidiary stock or otherwise.

(e)	Layoff: If (i) Grantee’s employment with the Company or a Subsidiary terminates as the result of a layoff and (ii) Grantee is entitled to receive severance pay pursuant to the terms of any severance pay plan of the Company in effect at the time of Grantee’s termination of employment that provides for severance pay calculated by multiplying Grantee’s base compensation by a specified severance period, then Grantee shall Vest in the RSUs in accordance with the terms and conditions of Section 3 as if Grantee had remained in the continuous employ of the Company or a Subsidiary from the Date of Grant until the end of the severance period or the occurrence of a circumstance referenced in Section 4(a) or Section 4(c), whichever occurs first. For purposes of this Agreement, a “layoff” shall mean the involuntary termination by the Company or any Subsidiary of Grantee’s employment with the Company or any Subsidiary due to (A) a reduction in force leading to a permanent downsizing of the salaried workforce, (B) a permanent shutdown of the plant, department or subdivision in which Grantee works, or (C) an elimination of position.

5.	Forfeiture of RSUs. Any RSUs that have not Vested pursuant to Section 3 or Section 4 prior to the fourth anniversary of the Date of Grant will be forfeited automatically and without further notice on such date (or earlier if, and on such date that, Grantee ceases to be an employee of the Company or a Subsidiary prior to the fourth anniversary of the Date of Grant for any reason other than as described in Section 4).

6.	Form and Time of Payment of RSUs.

(a)	General: Subject to Section 5 and Section 6(b), payment for Vested RSUs will be made in cash or Common Shares (as determined by the Committee) within 10 days following the Vesting dates specified in Section 3.

(b)	Other Payment Events. Notwithstanding Section 6(a), to the extent that the RSUs are Vested on the dates set forth below, payment with respect to the RSUs will be made as follows:

(i)	Change in Control. Upon a Change in Control, Grantee is entitled to receive payment for Vested RSUs in cash or Common Shares (as determined by the Committee) on the date of the Change in Control; provided, however, that if such Change in Control would not qualify as a permissible date of distribution under Section 409A(a)(2)(A) of the Code, and the regulations thereunder, and where Section 409A of the Code applies to such distribution, Grantee is entitled to receive the corresponding payment on the date that would have otherwise applied pursuant to Sections 6(a) or 6(b)(ii) as though such Change in Control had not occurred.

(ii)	Death or Disability. On the date of Grantee’s death or the date Grantee becomes permanently disabled, Grantee is entitled to receive payment for Vested RSUs in cash or Common Shares (as determined by the Committee) on such date.

7.	Payment of Dividend Equivalents. With respect to each of the RSUs covered by this Agreement, Grantee shall be credited on the records of the Company with dividend equivalents in an amount equal to the amount per Common Share of any cash dividends declared by the Board on the outstanding Common Shares during the period beginning on the Date of Grant and ending either on the date on which Grantee receives payment for the RSUs pursuant to Section 6 hereof or at the time when the RSUs are forfeited in accordance with Section 5 of this Agreement. These dividend equivalents will accumulate without interest and, subject to the terms and conditions of this Agreement, will be paid at the same time, to the same extent and in the same manner, in cash or Common Shares (as determined by the Committee) as the RSUs for which the dividend equivalents were credited.

8.	Detrimental Activity and Recapture.

(a)	In the event that, as determined by the Committee, Grantee shall engage in Detrimental Activity during employment with the Company or a Subsidiary, the RSUs will be forfeited automatically and without further notice at the time of that determination notwithstanding any other provision of this Agreement.

(b)	If a Restatement occurs and the Committee determines that Grantee is personally responsible for causing the Restatement as a result of Grantee’s personal misconduct or any fraudulent activity on the part of Grantee, then the Committee has discretion to, based on applicable facts and circumstances and subject to applicable law, cause the Company to recover all or any portion (but no more than 100%) of the RSUs earned or payable to Grantee for some or all of the years covered by the Restatement. The amount of any earned or payable RSUs recovered by the Company shall be limited to the amount by which such earned or payable RSUs exceeded the amount that would have been earned by or paid to Grantee had the Company’s financial statements for the applicable restated fiscal year or years been initially filed as restated, as reasonably determined by the Committee. The Committee shall also determine whether the Company shall effect any recovery under this Section 8(b) by: (i) seeking repayment from Grantee; (ii) reducing, except with respect to any non-qualified deferred compensation under Section 409A of the Code, the amount that would otherwise be payable to Grantee under any compensatory plan, program or arrangement maintained by the Company (subject to applicable law and the terms and conditions of such plan, program or arrangement); (iii) by withholding, except with respect to any non-qualified deferred compensation under Section 409A of the Code, payment of future increases in compensation (including the payment of any discretionary bonus amount) that would otherwise have been made to Grantee in accordance with the Company’s compensation practices; or (iv) by any combination of these alternatives. For purposes of this Agreement, “Restatement” means a restatement of any part of the Company’s financial statements for any fiscal year or years after 20 due to material noncompliance with any financial reporting requirement under the U.S. securities laws applicable to such fiscal year or years.

9.	Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of this Agreement, the Company shall not be obligated to issue any of the Common Shares covered by this Agreement if the issuance thereof would result in violation of any such law.

10.	Adjustments. Subject to Section 12 of the Plan, the Committee shall make any adjustments in the number of RSUs or kind of shares of stock or other securities underlying the RSUs covered by this Agreement that the Committee may determine to be equitably required to prevent any dilution or expansion of Grantee’s rights under this Agreement that otherwise would result from any (a) stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) merger, consolidation, separation, reorganization or partial or complete liquidation involving the Company or (c) other transaction or event having an effect similar to any of those referred to in Section 10(a) or 10(b) hereof. Furthermore, in the event that any transaction or event described or referred to in the immediately preceding sentence shall occur, the Committee may provide in substitution of any or all of Grantee’s rights under this Agreement such alternative consideration as the Committee may determine in good faith to be equitable under the circumstances.

11.	Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with the delivery of Common Shares to Grantee or any other person under this Agreement, the number of Common Shares to be delivered to Grantee or such other person shall be reduced (based on the Market Value per Share as of the date the RSUs become payable) to provide for the taxes required to be withheld, with any fractional shares that would otherwise be delivered being rounded up to the next nearest whole share. In no event, however, shall the Company accept Common Shares for payment of taxes in excess of required tax withholding rates. Unless otherwise determined by the Committee at any time, Grantee may surrender Common Shares to satisfy any tax obligations resulting from any such transaction. The Committee may, at its discretion, adopt any alternative method of providing for taxes to be withheld.

12.	Right to Terminate Employment. No provision of this Agreement will limit in any way whatsoever any right that the Company or a Subsidiary may otherwise have to terminate the employment of Grantee at any time.

13.	Relation to Other Benefits. Any economic or other benefit to Grantee under this Agreement or the Plan will not be taken into account in determining any benefits to which Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary and will not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or a Subsidiary.

14.	Amendments. Any amendment to the Plan will be deemed to be an amendment to this Agreement to the extent that the amendment is applicable to this Agreement; provided, however, that no amendment will adversely affect the rights of Grantee with respect to the Common Shares or other securities covered by this Agreement without Grantee’s consent. Notwithstanding the foregoing, the limitation requiring the consent of Grantee to certain amendments will not apply to any amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code.

15.	Severability. In the event that one or more of the provisions of this Agreement is invalidated for any reason by a court of competent jurisdiction, any provision so invalidated will be deemed to be separable from the other provisions of this Agreement, and the remaining provisions of this Agreement will continue to be valid and fully enforceable.

16.	Governing Law. This Agreement is made under, and shall be construed in accordance with, the internal substantive laws of the State of Ohio.

17.	Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to Grantee. This Agreement and the Plan shall be administered in a manner consistent with this intent. Reference to Section 409A of the Code is to Section 409A of the Internal Revenue Code of 1986, as amended, and will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

[SIGNATURES ON FOLLOWING PAGE]

The undersigned Grantee hereby acknowledges receipt of an executed original of this Agreement and accepts the award of RSUs covered hereby, subject to the terms and conditions of the Plan and the terms and conditions herein above set forth.

Grantee

Date:

This Agreement is executed by the Company on this             day of                     ,                     .

The Timken Company

By
William R. Burkhart
Sr. Vice President and General Counsel